EXHIBIT 11.1


                              TEJAS GAS CORPORATION

                  COMPUTATION OF EARNINGS PER COMMON SHARE (1)
                                   (unaudited)
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


                                                   Three Months Ended         Nine Months Ended
                                                      September 30,             September 30,
                                                    1995         1994         1995         1994
                                                   ------------------         -----------------
                                                     (in thousands, except per share amounts)
Weighted average number of common shares
   outstanding                                     11,575       11,534       11,566       11,461

Incremental common shares resulting from
   assumed exercise of stock options based
   on the stock's daily average market price            -          255            -          375
                                                   ------       ------       ------       ------
Weighted average number of common shares
   outstanding and common equivalent shares
   for primary calculation                         11,575       11,789       11,566       11,836

Incremental common shares resulting from
   assumed exercise of stock options based
   on the more dilutive of the stock's daily
   average market price or ending price                 -            -            -            -
                                                   ------       ------       ------       ------
Weighted average number of common shares
   outstanding and common equivalent shares
   assuming full dilution                          11,575       11,789       11,566       11,836
                                                   ======       ======       ======       ======
Net Earnings Applicable to Common Stock          $  5,548     $  5,208     $ 16,641     $ 15,008
                                                   ======       ======       ======       ======
Earnings per common and common equivalent
   share:
Primary                                          $   0.48     $   0.44     $   1.44     $   1.27
                                                   ======       ======       ======       ======
Fully-diluted                                    $   0.48     $   0.44     $   1.44     $   1.27
                                                   ======       ======       ======       ======


(1) All shares have been restated to reflect a Common Stock dividend of one-tenth of one share of Common Stock for each share of Common Stock outstanding on July 27, 1995.

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